FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207340-09

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated February 6, 2018, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Prospectus Dated February 1, 2018)

$917,134,000 (Approximate)

UBS Commercial Mortgage Trust 2018-C8

(Central Index Key Number 0001727836)

as Issuing Entity

UBS Commercial Mortgage Securitization Corp.

(Central Index Key Number 0001532799)

as Depositor

UBS AG

(Central Index Key Number 0001685185)

Ladder Capital Finance LLC

(Central Index Key Number 0001541468)

Société Générale

(Central Index Key Number 0001238163)

Cantor Commercial Real Estate Lending, L.P.

(Central Index Key Number 0001558761)

Rialto Mortgage Finance, LLC

(Central Index Key Number 0001592182)

CIBC Inc.

(Central Index Key Number 0001548567)

Barclays Bank PLC

(Central Index Key Number 0000312070)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2018-C8

This is a supplement (“Supplement”) to the prospectus dated February 1, 2018 (the “Preliminary Prospectus”). Capitalized terms used in this Supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral Update

AFIN Portfolio

1.	The first paragraph under the “Description of the Mortgage Pool—Property Types—Retail Properties” on page 175 of the Preliminary Prospectus is amended to include the following at the end of the paragraph:

In addition, on February 4, 2018, The Bon-Ton Stores, Inc., which is the parent company of Elder Beerman, the largest tenant at the Mortgaged Property identified as AFIN Portfolio - Northpark Center and the fifth largest tenant at AFIN Portfolio, representing approximately 32.0% and 4.2% of the net rentable area at the Mortgaged Property and the portfolio of Mortgaged Properties, respectively, announced that it filed for bankruptcy protection. Elder

UBS Securities LLC	Société Générale	Barclays	Cantor Fitzgerald & Co.
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
CIBC World Markets Co-Manager	Drexel Hamilton Co-Manager		Academy Securities Co-Manager

The date of this Supplement is February 6, 2018

Beerman’s annual base rent is approximately $407,360, representing approximately 15.0% of the underwritten base rent at the Mortgaged Property and approximately 1.5% of the underwritten base rent at the portfolio

 Quakertown Shopping Center Mortgage Loan

1.	The relevant portion of the table under the “Description of the Mortgage Pool—Property Types—Specialty Use Concentrations” (and accompanying footnotes) set forth on page 179 of the Preliminary Prospectus relating to Bank Branch is deleted and replaced with the following:
Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance by Allocated Loan Amount
Bank branch(6)	3	3.3%

(6)	Includes the Mortgaged Properties identified on Annex A-1 as The Village at La Orilla, Quakertown Shopping Center and Westhaven Town Center.
2.	The Fifth Largest Tenant and Fifth Largest Tenant Exp. Date shown on pages A-1-14 and A-1-16 of Annex A-1 to the Preliminary Prospectus are hereby replaced with Penn Community Bank and 4/30/2024, respectively.

Structure Update

Credit Risk Retention

1.	The relevant portion of the table titled “Range of Estimated Fair Values for the Certificates” (and accompanying footnotes) set forth on page 349 of the Preliminary Prospectus relating to Class A-3 and Class A-4 is deleted and replaced with the following:
Class of Certificates	Low Estimate of Fair Value	Base Case Estimate of Fair Value	High Estimate of Fair Value
Class A-3	$145,428,596	$145,431,449	$145,438,878
Class A-4	$474,433,610	$474,461,296	$474,464,188
2.	The final sentence of the section “Credit Risk Retention—Calculation of Estimated Fair Value of All Certificates” on page 349 of the Preliminary Prospectus is revised to reflect that the estimated range of fair value for all the Certificates is approximately $1,051,284,580 to $1,105,510,435.

Class A-3 and Class A-4 Certificates

3.	The Initial Certificate Balance of the Class A-3 Certificates will be decreased to $144,000,000.
4.	The Initial Certificate Balance of the Class A-4 Certificates will be increased to $460,645,000.
5.	With respect to the “Offered Certificates”, the relevant portion of the table set forth in “Summary of the Certificates” on page 3 of the Preliminary Prospectus relating to Class A-3 and Class A-4 is deleted and replaced with the following:
Class	Approx. Initial Certificate Balance or Notional Amount(1)	Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window (Months)(4)
Offered Certificates
Class A-3	$ 144,000,000	30.000%	%	(5)	January 2028	9.73	5/27 – 1/28
Class A-4	$ 460,645,000	30.000%	%	(5)	February 2028	9.91	1/28 – 2/28

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Decrement Tables

6.	The decrement table for Class A-3 on page 561 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.73	9.66	9.61	9.56	9.38
7.	The decrement table for Class A-4 on page 561 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.91	9.89	9.85	9.65

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